Exhibit 99.1
[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour International Corporation
prices offering of convertible senior notes

Houston, TX – January 13, 2005 — Endeavour International Corporation (AMEX: END) announced today the pricing of $65 million aggregate principal amount of its convertible senior notes due 2012 in a private placement to qualified institutional buyers, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The notes will bear interest at a rate of 6.00% per annum and initially be convertible into shares of Endeavour’s common stock at an initial conversion rate of 199.2032 shares of common stock per $1,000 principal amount of notes, subject to adjustment, which is equal to an initial conversion price of approximately $5.02 per share. Endeavour has also granted the investors an option to purchase up to an additional $16.25 million aggregate principal amount of notes, on a pro rata basis, based on the aggregate principal amount of notes originally purchased, at the initial purchase price to investors.

The purpose of the notes issuance is to fund expenditures to explore for and develop oil and gas properties, working capital and general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The convertible senior notes due 2012 and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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